UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2014 (May 6, 2014)

____________________

ENTERPRISE BANCORP, INC.
(exact name of registrant as specified in charter)

Massachusetts	001-33912	04-3308902
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

222 Merrimack Street
Lowell, Massachusetts	01852
(address of principal executive offices)	(Zip Code)

(978) 459-9000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(d)   Effective May 6, 2014, in accordance with authority provided under the By-Laws of Enterprise Bancorp, Inc. (the “Company”) and of its wholly owned subsidiary, Enterprise Bank and Trust Company (the “Bank”), Mary Jane King and Luis M. Pedroso accepted their appointment by a vote adopted jointly by the Board of Directors of both entities and became a member of the Board of Directors of both the Company and the Bank. Ms. King and Mr. Pedroso were elected to the classes of directors whose term expires in 2015 and 2016, respectively.

Ms. King, a lifelong resident of Nashua, NH, currently serves as the President of the Conway Management Company. Ms. King is a nationally recognized consultant and educator of the Deming Philosophy that educates business and nonprofit leaders on how to think strategically, focus on value added processes, eliminate waste, and maximize the use of statistical analysis and customer relations to improve their overall efficiency and profitability. Ms. King has taken an active leadership role in her community and has served on numerous civic boards in Southern NH, including the Boys & Girls Club of Greater Nashua, Rivier University, St. Patrick’s Church of Nashua, and St. Christopher School. Ms. King received her B.S. from the University of Vermont and her MBA from the University of New Hampshire.

Mr. Pedroso, a Portuguese immigrant, is Co-Founder, President and CEO of Accutronics, Inc. and the prior Founder, President and CEO of Qualitronics, Inc. The successful creation of these two electronic contract manufacturing facilities has allowed Mr. Pedroso to employ, educate and create leaders within the industry and the Greater Lowell Community. Committed to community service, Mr. Pedroso has been presented with the Title of Commander of the Order of Prince Henry from the President of Portugal and has received an Honorary Degree from UMass Dartmouth. Mr. Pedroso co-founded both the Saab-Pedroso Center for Portuguese Studies and Research at UMass Lowell, and the Portuguese American Scholarship Fund through the Greater Lowell Community Foundation for the benefit of students of Lowell High School of Portuguese descent. Mr. Pedroso also serves as a member of the Greater Lowell Community Foundation. Mr. Pedroso received the Distinguished Alumni Award from Lowell High School.

Ms. King and Mr. Pedroso do not have any arrangements or understandings with any other person pursuant to which such newly elected directors have been elected to the Board of Directors of the Company and the Bank.

Ms. King and Mr. Pedroso have not entered into, or become eligible to participate in, any material plan, contract or arrangement with or offered by the Company or the Bank in connection with such newly elected directors having been elected to the Board of Directors, other than eligibility to receive fees in the ordinary course for services as a director, and there has not been any grant or award of any equity or other compensation made by the Company or the Bank to Ms. King or Mr. Pedroso as a result of such newly elected directors’ election to the Board.

Ms. King and Mr. Pedroso have not been appointed to any Board committees as of the date of this report, and neither the Company nor the Bank has yet identified any Board committees to which Ms. King or Mr. Pedroso are expected to be appointed to as of this time.
A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits
(a)         Not applicable
(b)         Not applicable
(c)         Not applicable
(d)         The following exhibit is included with this report:

Exhibit 99.1 - Press release for appointment of directors Mary Jane King and Luis M. Pedroso

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: May 12, 2014	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer
and Chief Financial Officer

4